Exhibit 5.1

July 11, 2019

Matter No.: 956268

Doc Ref: 15777616v1

284-852-1111

audrey.robertson@conyers.com

AquaVenture Holdings Limited

Commerce House

Wickhams Cay I

Road Town, Tortola

British Virgin Islands

Dear Sirs,

Re:                             Securities Being Registered under Registration Statement on Form S-3 of AquaVenture Holdings Limited (the “Company”)

We have acted as special counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to a sale of an aggregate of 4,715,000 ordinary shares (the “Ordinary Shares”) of the Company, including Ordinary Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Ordinary Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed the certificate of incorporation, the memorandum of association and the articles of association of the Company, and a company search as obtained from the Registrar of Corporate Affairs on July 11, 2019, resolutions made by the board of directors of the Company at a meeting on June 26, 2019 (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated July 11, 2019, a certificate issued by Conyers Trust Company (BVI) Limited in its capacity as registered agent to the Company and dated July 11, 2019 (the “Registered Agent’s Certificate”) and the register of members of the Company, attached to the Registered Agent’s Certificate, the books and records of the Company maintained by Conyers Corporate Services (BVI) Limited in its capacity as company secretary of the Company as at the date hereof and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.  This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.  This opinion is issued solely for the purposes of filing the Registration Statement and the issuance of the Ordinary Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued ordinary shares of the Company, no par value, will be available for issuance when the Ordinary Shares are issued.

On the basis and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (which good standing means solely that it has not failed to make any filing with any the British Virgin Islands governmental authority or to pay any the British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.                                      The Ordinary Shares have been duly authorized by the Company and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable ordinary shares of the Company.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman